EXHIBIT 23.0

INDEPENDENT AUDITORS CONSENT

The Board of Directors

AVI BioPharma, Inc.,

We consent to the incorporation by reference in the registration statement Nos. 333-86778, 333-105412, 333-109015, 333-68502, 333-45888, 333-93135 and 333-86039 on Forms S-3 and Nos. 333-101826, 333-49996, 333-49994 and 333-34047 on Forms S-8 of AVI BioPharma, Inc. of our report dated February 10, 2004, with respect to the balance sheets of AVI BioPharma, Inc. as of December 31, 2003 and 2002 and the related statements of operations, stockholders’ equity and cash flows for the years then ended, which report appears in the December 31, 2003 annual report on Form 10-K of AVI BioPharma, Inc.

/s/ KPMG LLP

Portland, Oregon,
March 15, 2004